Exhibit 99.1

SiriusXM Reports Third Quarter 2021 Results

•Third Quarter Revenue of $2.20 Billion; an Increase of 9% From Prior Year Period
•Third Quarter Net Income of $343 Million; Diluted EPS of $0.08
•Record Quarterly Adjusted EBITDA of $719 Million, Up 9% From Prior Year Period
•SiriusXM Self-Pay Net Subscriber Additions of 616,000 in Third Quarter and 1.1 Million Year to Date
•Company Increases 2021 Subscriber and Financial Guidance
•SiriusXM Recently Increased Quarterly Cash Dividend by 50%

NEW YORK – October 28, 2021 – SiriusXM today announced third quarter 2021 operating and financial results, including revenue of $2.20 billion in the quarter, an increase of 9% compared to the prior year period. The company recorded net income of $343 million in the third quarter of 2021, compared to $272 million in the prior year period. Net income per diluted common share was $0.08 in the third quarter 2021, compared to $0.06 in the prior year period.

Adjusted EBITDA in the third quarter was $719 million, up 9% from $661 million in the prior year period.

"By adding a record 616,000 net new SiriusXM self-pay subscribers in the third quarter, we attained our prior full-year guidance of approximately 1.1 million net additions in just nine months. We are increasing all of our financial guidance for 2021 and expect to add more than 1.1 million net new self-pay SiriusXM subscribers this year, making 2021 our best for self-pay subscriber growth since 2018. During the quarter, we saw continued low monthly churn and outstanding ARPU performance in the SiriusXM business, and we are also making important progress driving advertising growth at Pandora," said Jennifer Witz, Chief Executive Officer of SiriusXM.

"We continue leaning into new investments in unique content, improved digital experiences in- and out-of-car, and effective marketing that tells this story. We recently launched new shows, podcasts, and channels across our platforms with marquee talent and brands, including Megyn Kelly, Seth Rogen, and TikTok, showcasing how SiriusXM works with creators to inspire conversations and moments that are appealing across generations and lifestyles. SiriusXM recently signed new deals with NFL legends Tom Brady and Larry Fitzgerald and launched Pandora’s biggest-ever Artist Takeover with U2. Our Small Stage Series has brought back thrilling live performances, including Brandi Carlile, Coldplay, J. Cole, and – up next, H.E.R. We look forward to achieving a strong finish to the year and continued value for our stockholders by delivering the best content in audio entertainment," added Witz.

2021 GUIDANCE

The Company increased its full-year 2021 guidance for self-pay net subscriber additions, revenue, adjusted EBITDA, and free cash flow:

•SiriusXM self-pay net subscriber additions of over 1.1 million,
•Total revenue of approximately $8.65 billion,
•Adjusted EBITDA of approximately $2.75 billion, and
•Free cash flow of over $1.8 billion.

ADDITIONAL OPERATIONAL AND FINANCIAL UPDATE

"SiriusXM's third quarter results were strong across the board and support the new, higher financial guidance we have provided today. We expect to see continued net self-pay subscriber growth in the fourth quarter, but the third quarter’s lower auto sales – primarily driven by supply issues – will reduce conversion opportunities beginning in the fourth quarter," said Sean Sullivan, Chief Financial Officer of SiriusXM.

Sullivan continued, "This summer, we were able to opportunistically raise additional debt capital on very attractive terms. In total, we issued $4.5 billion of new five-, seven- and ten-year unsecured senior notes at an average coupon of about 3.75%, and we now have no major debt maturities through August 2026. We also extended our $1.75 billion credit facility to 2026, and this facility remains undrawn and available at the end of the third quarter."

"SiriusXM returned $383 million to our stockholders in the third quarter, including share repurchases of $324 million and dividends of $59 million. Earlier this week, we were pleased to announce a 50% increase to our quarterly dividend beginning in November, which is supported by our strong operating performance and our expectation of the business’ continued healthy cash generation. At the end of the third quarter, SiriusXM's net debt-to-adjusted EBITDA ratio was 3.1x, and our healthy balance sheet and ample cash generation give us tremendous flexibility to increase growth investments in our business, continue returning capital to stockholders, and pursue attractive external investments and acquisition opportunities that may arise," added Sullivan.

THIRD QUARTER 2021 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — SiriusXM Pandora. Further information regarding these two segments will be contained in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2021. The financial and operating highlights below exclude the impact of legal settlements and reserves and share-based payment expense.

SIRIUSXM SEGMENT

•Self-Pay Subscribers Reach a Record-High 32.0 Million. SiriusXM added 616,000 net new self-pay subscribers in the third quarter, a 264% increase from the 169,000 added in the third quarter of 2020. Paid promotional subscribers decreased by 828,000 in the third quarter. Continuing impacts of new vehicle trial structures with certain automakers as well as lower vehicle shipments due to reported semiconductor supply shortages contributed to negative paid promotional net additions during the quarter. Total subscribers at the end of the third quarter were 34.3 million. The total SiriusXM funnel of trial subscribers stood at approximately 7.5 million at the end of the third quarter, down from approximately 9.1 million at the end of the second quarter 2021. Self-pay monthly churn for the third quarter improved approximately 11 basis points to 1.5% from 1.7% in the third quarter of 2020.

•SiriusXM Revenue Increased 5% to $1.66 Billion. Third quarter 2021 revenue grew 5% to $1.66 billion compared to the third quarter of 2020. This growth was driven by a 5% increase in SiriusXM’s average revenue per user (ARPU) to $14.84 and a 5% increase in SiriusXM self-pay subscribers, partially offset by the effects of a lower number of paid trial subscribers.

•Gross Profit Increased 4% to $1.02 Billion and Gross Margin Was Stable. Total cost of services at SiriusXM increased by 6% to $645 million in the third quarter of 2021 compared to the third quarter of 2020. Gross profit at SiriusXM totaled $1,015 million, an increase of 4% compared to the third quarter of 2020, producing a gross margin of 61%, a 1 percentage point decrease from the prior-year period.

•Growing Premium Content. SiriusXM continued to create multiple new and limited-time streaming channels, including channels for Bon Jovi, Grateful Dead, Halsey, Metallica, and SoundCloud Radio. SiriusXM also launched special streaming channels to celebrate women in Pop, Hip Hop, and Rock, and the company created programming to celebrate the careers of comedy greats Joan Rivers and Lucille Ball. During the quarter, SiriusXM completed an investment and programming agreement with Audio Up, the podcast production studio, which is expected to create a variety of podcasts for SiriusXM’s platforms and collaborate on new audio entertainment concepts.

PANDORA SEGMENT
•Advertising Revenue Increased 32% to $404 Million. Third quarter ad revenue at Pandora, which includes off-platform results such as the company's AdsWizz business, increased by 32% year-over-year to $404 million. Ad revenue was boosted by strong monetization of $109 per thousand hours at Pandora, compared to $84 from the prior year period. Ad revenue also benefited from the acquisition of Stitcher in the fourth quarter of 2020.

•Growing Off-Platform and Podcasting Revenue. In the third quarter of 2021, Stitcher and the company's off-platform advertising businesses recorded $89 million in revenue. Off-platform revenue, excluding Stitcher, increased approximately $18 million or 41% compared to the third quarter of 2020. Stitcher recently announced podcasting an agreement covering the Audiochuck network and its chart-topping show Crime Junkie, as well as agreements with New Rory & MAL, For Colored Nerds, The Bellas, and Last Podcast on the Left.

•Total Advertising-Supported Listener Hours of 2.89 Billion. Monthly Active Users (MAUs) at Pandora were 52.6 million in the third quarter of 2021, down from 58.6 million in the prior year period. Total ad-supported listener hours were 2.89 billion in the period, down from 3.12 billion in the third quarter of 2020. Average monthly hours per ad-supported active user were 20.1 in the third quarter of 2021, up from 19.5 in the third quarter of 2020.

•Self-Pay Subscribers Decline Modestly. Self-pay subscribers to the Pandora Plus and Pandora Premium services decreased by 59,000 in the third quarter 2021 to end the period with 6.5 million self-pay subscribers to those services.

•Gross Profit Grew 22%. Subscriber revenue increased by 2%, advertising revenue increased by 32% and total cost of services increased by 24% during the third quarter of 2021. This resulted in gross profit at Pandora of $197 million, up 22% over the third quarter of 2020, and produced a gross margin for the quarter of 37%, in-line with the prior year period.

•New Collaborations and Expansion of Diverse Content. During the third quarter of 2021, Pandora launched eight new “Billionaires” stations across genres that feature music from artists who have hit one billion streams on Pandora and expects to continue to update these stations as more artists hit that threshold. Pandora also launched a suite of new stations collectively called Pandora’s Happy Place, in response to increased demand for feel-good music amidst stressful times. And in collaboration with U2, Pandora launched its biggest-ever Artist Takeover featuring special station Modes based on the group’s first three albums, with band members sharing exclusive behind-the-scenes stories and guiding listeners to other classic songs that influenced each album.

Subscriber acquisition costs decreased by 35% to $71 million in the third quarter of 2021 compared to the prior year period. Lower costs resulting from the reported semiconductor supply shortages and the associated lower automotive production in the third quarter of 2021 resulted in subscriber acquisition cost savings. Subscriber acquisition costs also benefited from lower subsidies from contract improvements with certain automakers. Sales and marketing costs increased by 24% to $254 million in the third quarter of 2021 compared to the prior year period, boosted by increased performance marketing and a new nationwide ad campaign promoting SiriusXM. Engineering, design and development costs rose 11% to $59 million, and general and administrative expenses decreased by 3% to $109 million in the third quarter of 2021.

Free cash flow was $588 million, up approximately 63% from the prior year period, primarily due to insurance recoveries associated with the SXM-7 satellite failure and the growth in cash generated by operations, partially offset by a decrease in deferred revenue driven by a shift to shorter term self-pay and trial subscriptions as well as free trials at certain automakers.

THIRD QUARTER 2021 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions, except per share data)	2021	2020	2021	2020
Revenue:
Subscriber revenue	$1,666	$1,594	$4,918	$4,757
Advertising revenue	451	345	1,235	866
Equipment revenue	41	47	149	113
Other revenue	40	39	113	115
Total revenue	2,198	2,025	6,415	5,851
Operating expenses:
Cost of services:
Revenue share and royalties	671	602	1,974	1,759
Programming and content	141	123	407	351
Customer service and billing	127	119	372	359
Transmission	54	46	155	129
Cost of equipment	4	5	12	13
Subscriber acquisition costs	71	110	245	257
Sales and marketing	269	222	725	664
Engineering, design and development	68	64	197	196
General and administrative	125	131	376	357
Depreciation and amortization	135	125	399	381
Impairment, restructuring and acquisition costs	(95)	—	13	24
Total operating expenses	1,570	1,547	4,875	4,490
Income from operations	628	478	1,540	1,361
Other (expense) income:
Interest expense	(111)	(96)	(313)	(297)
Loss on extinguishment of debt	(83)	(40)	(83)	(40)
Other (expense) income	(1)	2	8	10
Total other (expense) income	(195)	(134)	(388)	(327)
Income before income taxes	433	344	1,152	1,034
Income tax expense	(90)	(72)	(157)	(226)
Net income	$343	$272	$995	$808
Foreign currency translation adjustment, net of tax	(10)	7	2	(8)
Total comprehensive income	$333	$279	$997	$800
Net income per common share:
Basic	$0.08	$0.06	$0.24	$0.19
Diluted	$0.08	$0.06	$0.24	$0.18
Weighted average common shares outstanding:
Basic	4,044	4,326	4,086	4,367
Diluted	4,119	4,415	4,170	4,465
Dividends declared per common share	$0.014641	$0.01331	$0.043923	$0.03993

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	September 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$164	$71
Receivables, net	652	672
Inventory, net	4	10
Related party current assets	10	20
Prepaid expenses and other current assets	206	194
Total current assets	1,036	967
Property and equipment, net	1,456	1,629
Intangible assets, net	3,225	3,340
Goodwill	3,150	3,122
Related party long-term assets	534	531
Deferred tax assets	111	111
Operating lease right-of-use assets	361	427
Other long-term assets	221	206
Total assets	$10,094	$10,333
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,202	$1,223
Accrued interest	80	174
Current portion of deferred revenue	1,500	1,721
Current maturities of debt	—	1
Operating lease current liabilities	50	48
Total current liabilities	2,832	3,167
Long-term deferred revenue	103	118
Long-term debt	8,827	8,499
Deferred tax liabilities	368	266
Operating lease liabilities	368	419
Other long-term liabilities	151	149
Total liabilities	12,649	12,618
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,020 and 4,176 shares issued; 4,018 and 4,173 shares outstanding at September 30, 2021 and December 31, 2020, respectively	4	4
Accumulated other comprehensive income, net of tax	17	15
Additional paid-in capital	—	—
Treasury stock, at cost; 2 and 3 shares of common stock at September 30, 2021 and December 31, 2020, respectively	(7)	(19)
Accumulated deficit	(2,563)	(2,285)
Total stockholders’ equity (deficit)	(2,555)	(2,285)
Total liabilities and stockholders’ equity (deficit)	$10,094	$10,333

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
(in millions)	2021	2020
Cash flows from operating activities:
Net income	$995	$808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	399	381
Non cash impairment and restructuring costs	24	24
Non-cash interest expense, net of amortization of premium	16	15
Changes in fair value of contingent consideration	(17)	—
Provision for doubtful accounts	37	48
Amortization of deferred income related to equity method investment	—	(2)
Loss on extinguishment of debt	83	40
Loss on unconsolidated entity investments, net	11	8
Dividend received from unconsolidated entity investment	1	1
Gain on other investments	(4)	(1)
Share-based payment expense	149	165
Deferred income tax expense	101	175
Amortization of right-of-use assets	46	42
Changes in operating assets and liabilities:
Receivables	(22)	39
Inventory	6	(2)
Related party, net	12	10
Prepaid expenses and other current assets	(18)	(2)
Other long-term assets	(6)	14
Accounts payable and accrued expenses	(60)	(83)
Accrued interest	(94)	(76)
Deferred revenue	(236)	(147)
Operating lease liabilities	(47)	(39)
Other long-term liabilities	(5)	32
Net cash provided by operating activities	1,371	1,450
Cash flows from investing activities:
Additions to property and equipment	(244)	(230)
Proceeds from insurance recoveries	225	—
Purchases of other investments	(3)	(8)
Acquisition of business, net of cash acquired	(14)	(28)
Investments in related parties and other equity investees	(16)	(89)
Repayment from related party	2	11
Net cash used in investing activities	(50)	(344)
Cash flows from financing activities:
Proceeds from exercise of stock options	6	—
Taxes paid from net share settlements for stock-based compensation	(88)	(81)
Revolving credit facility, net	(654)	—
Proceeds from long-term borrowings, net of costs	4,442	1,481
Principal payments of long-term borrowings	(3,503)	(1,506)
Payment of premiums on redemption of debt	(62)	(31)
Payment of contingent consideration for business acquisition	(19)	—
Common stock repurchased and retired	(1,174)	(870)
Dividends paid	(180)	(175)
Net cash used in financing activities	(1,232)	(1,182)
Net increase (decrease) in cash, cash equivalents and restricted cash	89	(76)
Cash, cash equivalents and restricted cash at beginning of period (1)	83	120
Cash, cash equivalents and restricted cash at end of period (1)	$172	$44

(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	September 30, 2021	December 31, 2020	September 30, 2020	December 31, 2019
Cash and cash equivalents	$164	$71	$33	$106
Restricted cash included in Other long-term assets	8	12	11	14
Total cash, cash equivalents and restricted cash at end of period	$172	$83	$44	$120

Unaudited Results
Set forth below are our results of operations for the three and nine months ended September 30, 2021 compared with the three and nine months ended September 30, 2020. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis. Our results also exclude certain purchase price accounting adjustments related to other revenue and revenue share and royalties.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2021 vs 2020 Change
					Three Months		Nine Months
	2021	2020	2021	2020	Amount	%	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,532	$1,462	$4,521	$4,372	$70	5%	$149	3%
Advertising revenue	47	39	135	108	8	21%	27	25%
Equipment revenue	41	47	149	113	(6)	(13)%	36	32%
Other revenue (1)	40	41	113	121	(1)	(2)%	(8)	(7)%
Total Sirius XM revenue	1,660	1,589	4,918	4,714	71	4%	204	4%
Pandora:
Subscriber revenue	134	132	397	385	2	2%	12	3%
Advertising revenue	404	306	1,100	758	98	32%	342	45%
Total Pandora revenue	538	438	1,497	1,143	100	23%	354	31%
Total consolidated revenue	2,198	2,027	6,415	5,857	171	8%	558	10%
Cost of services
Sirius XM:
Revenue share and royalties	378	369	1,144	1,100	9	2%	44	4%
Programming and content	121	106	351	307	15	14%	44	14%
Customer service and billing	104	98	304	288	6	6%	16	6%
Transmission	38	32	105	86	6	19%	19	22%
Cost of equipment	4	5	12	13	(1)	(20)%	(1)	(8)%
Total Sirius XM cost of services	645	610	1,916	1,794	35	6%	122	7%
Pandora:
Revenue share and royalties (2) (3)	293	235	830	681	58	25%	149	22%
Programming and content	12	8	32	19	4	50%	13	68%
Customer service and billing	21	20	63	67	1	5%	(4)	(6)%
Transmission	15	13	46	39	2	15%	7	18%
Total Pandora cost of services	341	276	971	806	65	24%	165	20%
Total consolidated cost of services	986	886	2,887	2,600	100	11%	287	11%
Subscriber acquisition costs	71	110	245	257	(39)	(35)%	(12)	(5)%
Sales and marketing	254	205	682	614	49	24%	68	11%
Engineering, design and development	59	53	171	165	6	11%	6	4%
General and administrative	109	112	329	305	(3)	(3)%	24	8%
Depreciation and amortization	135	125	399	381	10	8%	18	5%
Impairment, restructuring and acquisition costs	(95)	—	13	24	(95)	nm	(11)	(46)%
Legal settlements and reserves	—	—	—	(16)	—	nm	16	nm
Share-based payment expense (4)	51	58	149	166	(7)	(12)%	(17)	(10)%
Total operating expenses	1,570	1,549	4,875	4,496	21	1%	379	8%
Income (loss) from operations	628	478	1,540	1,361	150	31%	179	13%
Other (expense) income:
Interest expense	(111)	(96)	(313)	(297)	(15)	(16)%	(16)	(5)%
Loss on extinguishment of debt	(83)	(40)	(83)	(40)	(43)	(108)%	(43)	(108)%
Other (expense) income	(1)	2	8	10	(3)	(150)%	(2)	(20)%
Total other (expense) income	(195)	(134)	(388)	(327)	(61)	(46)%	(61)	(19)%
Income (loss) before income taxes	433	344	1,152	1,034	89	26%	118	11%
Income tax expense	(90)	(72)	(157)	(226)	(18)	(25)%	69	31%
Net income	$343	$272	$995	$808	$71	26%	$187	23%

Adjusted EBITDA	$719	$661	$2,101	$1,915	$58	9%	$186	10%

Gross Profit - Sirius XM	$1,015	$979	$3,002	$2,920	$36	4%	$82	3%
Gross Margin % - Sirius XM	61%	62%	61%	62%	(1)%	(2)%	(1)%	(2)%
Gross Profit - Pandora	$197	$162	$526	$337	$35	22%	$189	56%
Gross Margin % - Pandora	37%	37%	35%	29%	—%	—%	6%	21%
nm - not meaningful

(1)    For the three and nine months ended September 30, 2020, this adjustment eliminates the impact of additional revenue of $2 and $6, respectively, associated with certain programming agreements recorded as part of the merger of Sirius and XM (the "XM Merger").
(2)    For the three and nine months ended September 30, 2020, this adjustment includes the impact of additional expense of $2 and $6, respectively, associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.
(3)    For the nine months ended September 30, 2020, revenue share and royalties excludes a reversal of a pre-acquisition reserve of $16 for royalties.
(4)    Allocation of share-based payment expense:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Programming and content - Sirius XM	$8	$8	$22	$23
Customer service and billing - Sirius XM	2	1	5	3
Transmission - Sirius XM	1	1	3	4
Programming and content - Pandora	—	1	2	2
Customer service and billing - Pandora	—	—	—	1
Transmission - Pandora	—	—	1	—
Sales and marketing	15	17	43	50
Engineering, design and development	9	11	26	31
General and administrative	16	19	47	52
Total share-based payment expense	$51	$58	$149	$166

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of September 30, 2021 compared to September 30, 2020:

	As of September 30,		2021 vs 2020 Change
(subscribers in thousands)	2021	2020	Amount	%
Sirius XM
Self-pay subscribers	31,985	30,480	1,505	5%
Paid promotional subscribers	2,280	3,955	(1,675)	(42)%
Ending subscribers	34,265	34,435	(170)	—%
Traffic users	8,886	9,430	(544)	(6)%
Sirius XM Canada subscribers	2,262	2,612	(350)	(13)%

Pandora
Monthly active users - all services	52,618	58,583	(5,965)	(10)%
Self-pay subscribers	6,452	6,344	108	2%
Paid promotional subscribers	71	60	11	18%
Ending subscribers	6,523	6,404	119	2%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2021 and 2020:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2021 vs 2020 Change
					Three Months		Nine Months
(subscribers in thousands)	2021	2020	2021	2020	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	616	169	1,097	502	447	264%	595	119%
Paid promotional subscribers	(828)	17	(1,547)	(975)	(845)	(4,971)%	(572)	(59)%
Net additions	(212)	186	(450)	(473)	(398)	(214)%	23	(5)%
Weighted average number of subscribers	34,372	34,330	34,435	34,480	42	—%	(45)	—%
Average self-pay monthly churn	1.5%	1.7%	1.6%	1.7%	(0.2)%	(12)%	(0.1)%	(6)%
ARPU (1)	$14.84	$14.15	$14.57	$14.02	$0.69	5%	$0.55	4%
SAC, per installation	$13.66	$20.98	$13.14	$20.49	$(7.32)	(35)%	$(7.35)	(36)%

Pandora
Self-pay subscribers	(59)	99	172	179	(158)	(160)%	(7)	(4)%
Paid promotional subscribers	4	3	9	11	1	(33)%	(2)	18%
Net additions	(55)	102	181	190	(157)	(154)%	(9)	5%
Weighted average number of subscribers	6,554	6,376	6,486	6,281	178	3%	205	3%
ARPU	$6.70	$6.83	$6.68	$6.79	$(0.13)	(2)%	$(0.11)	(2)%
Ad supported listener hours (in billions)	2.89	3.12	8.78	9.53	(0.23)	(7)%	(0.75)	(8)%
Advertising revenue per thousand listener hours (RPM)	$109.02	$84.46	$98.44	$68.83	$24.56	29%	$29.61	43%
Licensing costs per thousand listener hours (LPM)	$51.08	$40.16	$46.93	$38.11	$10.92	27%	$8.82	23%
Licensing costs per paid subscriber (LPU)	$4.16	$4.19	$4.18	$4.12	$(0.03)	(1)%	$0.06	1%

Total Company
Adjusted EBITDA	$719	$661	$2,101	$1,915	$58	9%	$186	10%
Free cash flow	$588	$361	$1,349	$1,212	$227	63%	$137	11%
-
(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $49 and $44 for the three months ended September 30, 2021 and 2020, respectively, and $141 and $130 for the nine months ended September 30, 2021 and 2020, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net income:	$343	$272	$995	$808
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—	—	(16)
Impairment, restructuring and acquisition costs	(95)	—	13	24
Share-based payment expense	51	58	149	165
Depreciation and amortization	135	125	399	381
Interest expense	111	96	313	297
Loss on extinguishment of debt	83	40	83	40
Other expense (income)	1	(2)	(8)	(10)
Income tax expense	90	72	157	226
Purchase price accounting adjustments:
Revenues	—	2	—	6
Operating expenses	—	(2)	—	(6)
Adjusted EBITDA	$719	$661	$2,101	$1,915

Reconciliation of Free Cash Flow:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Cash Flow information
Net cash provided by operating activities	$460	$443	$1,371	$1,450
Net cash used in investing activities	$123	$(79)	$(50)	$(344)
Net cash used in financing activities	$(1,543)	$(2,101)	$(1,232)	$(1,182)
Free Cash Flow
Net cash provided by operating activities	$460	$443	$1,371	$1,450
Additions to property and equipment	(80)	(81)	(244)	(230)
Purchases of other investments	—	(1)	(3)	(8)
Satellite insurance recoveries	208	—	225	—
Free cash flow	$588	$361	$1,349	$1,212

Reconciliation of SAC, per installation:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(costs in millions and installs in thousands)	2021	2020	2021	2020
Subscriber acquisition costs, excluding connected vehicle services	$71	$110	$245	$257
Less: margin from sales of radios and accessories, excluding connected vehicle services	(37)	(43)	(137)	(101)
	$34	$67	$108	$156
Installations	2,446	3,212	8,237	7,615
SAC, per installation (a)	$13.66	$20.98	$13.14	$20.49
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in North America, and the premier programmer and platform for subscription and digital advertising-supported audio products. SiriusXM’s platforms collectively reach approximately 150 million listeners, the largest digital audio audience across paid and free tiers in North America, and deliver music, sports, talk, news, comedy, entertainment and podcasts. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM's subsidiaries Stitcher, Simplecast and AdsWizz make it a leader in podcast hosting, production, distribution, analytics and monetization. The Company’s advertising sales organization, which operates as SXM Media, leverages its scale, cross-platform sales organization and ad tech capabilities to deliver results for audio creators and advertisers. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: we face substantial competition and that competition is likely to increase over time; our business depends in large part on the auto industry; vehicle production and sales are dependent on may factors, including the availability of consumer credit, general economic conditions, consumer confidence, fuel costs and component supply shortages; our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, which may not be successful, and may adversely affect our business; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we may not realize the benefits of acquisitions and other strategic investments and initiatives; a substantial number of our Sirius XM subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; the impact of COVID-19, including its variant strains, on our business; failure of our satellite would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products, particularly in mobile advertising, our results of operations will be adversely affected; changes in mobile operating systems and browsers may hinder our ability to sell advertising and market our services; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; our use of pre-1972 sound recordings on our Pandora service could result in additional costs; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; if we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands; we face supply chain risks as a result of the global semiconductor supply shortage. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2020, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Media contact:
Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com